Exhibit 99.1

Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT COMPANY ANNOUNCES CHIEF FINANCIAL OFFICER RESIGNATION

— Company Names Keith Ruck Interim CFO —

Philadelphia, PA — March 26, 2009 — Lannett Company, Inc. (NYSE Amex: LCI) today announced that Brian Kearns has resigned as chief financial officer, effective March 23, 2009.  The company named Keith R. Ruck, who joined Lannett as corporate controller in September 2008, as interim chief financial officer.

“During his tenure, Brian has been an integral part of Lannett’s growth and development,” said Arthur Bedrosian, Lannett’s president and chief executive officer.  “In addition to making improvements to our internal controls and business processes, he was instrumental in developing our strategic plans.  I would like to thank Brian for his hard work and valuable insights.”

“I have enjoyed working with my friends and colleagues at Lannett over the past several years and wish them and the company continued success,” said Kearns.

Bedrosian went on to say, “At the same time, we are fortunate to have someone with Keith’s financial expertise ready to step into this new role.  I am confident his prior experience with Lannett, as well as other healthcare companies, will make this a smooth transition.”

Ruck, a Certified Public Accountant (CPA), has more than 20 years of public company financial management experience.  Prior to joining Lannett, he served as corporate controller of Optium Corporation.  Earlier, he was vice president finance of Maax KSD Corporation and before that he served as vice president finance and chief financial officer of Total Containment, Inc.  Ruck earned a bachelor of science degree in business administration and a master of business administration degree from LaSalle University.

Lannett is currently conducting an internal and external search for a permanent chief financial officer.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the future financial performance of Lannett Company, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the ability to successfully commercialize products upon approval, future inventory levels, future competition or pricing, future levels of operating expenses, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission.

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